                                                                      EXHIBIT 12

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
           -----------------------------------------------------------
                          FIRST UNION MANAGEMENT, INC.
                          ----------------------------
             STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
             -------------------------------------------------------
                    AND COMBINED NET INCOME TO FIXED CHARGES
                    ----------------------------------------
                          (IN THOUSANDS, EXCEPT RATIOS)
                          -----------------------------

                                             6 Months Ended
                                                 June 30,                              Years Ended December 31,
                                            ------------------          ------------------------------------------------------
                                              1997       1996             1996       1995        1994         1993        1992
                                            -------    -------          --------   --------    --------     --------    ------

Income before capital gain or
  loss, extraordinary loss and
  cumulative effect of accounting
  change                                    $ 4,112    $    96          $ 4,422    $ 3,256     $ 6,485      $10,276     $12,657

Add fixed charges, exclusive of
  construction interest capitalized          11,445     11,926           24,018     22,987      21,865       19,103      19,469
                                            -------     ------          -------    -------     -------       ------     -------

Income from operations, as defined           15,557     12,022           28,440     26,243      28,350       29,379      32,126
Capital gains                                   ---        ---              ---     29,870         ---        4,948       5,775

Reduction for unrealized loss on
  carrying value of assets
 identified for disposition                     ---        ---              ---   ( 14,000)        ---          ---         ---
                                            -------    -------          -------    -------     -------      -------     -------

Net income, as defined                      $15,557    $12,022          $28,440    $42,113     $28,350      $34,327     $37,901
                                            =======    =======          =======    =======     =======      =======     =======


Fixed charges:
  Interest
     - Mortgage loans                       $ 4,691    $ 4,065          $ 8,877    $ 7,670     $ 7,335      $ 5,777     $ 6,182
     - Senior notes                           4,438      4,652            9,090      9,305       9,305        5,779       4,199
     - 10.25% debentures                        ---        ---              ---        ---         ---        3,214       3,858
     - Bank loans and other                   2,018      2,916            5,459      5,422       4,640        3,747       4,694
     - Capitalized interest                     ---         95              121        169         ---          ---         ---
     Amortization of debt issue costs           105         99              196        184         168          162         122
     Rents (1)                                  193        194              396        406         417          424         414
                                            -------    -------          -------    -------     -------      -------     -------

Fixed charges, as defined                   $11,445    $12,021          $24,139    $23,156     $21,865      $19,103     $19,469
                                            =======    =======          =======    =======     =======      =======     =======

Preferred dividend accrued                  $ 2,415    $   ---          $   845    $   ---     $   ---      $   ---     $   ---
                                             ======     ======           ======     ======      ======       ======      ======

Ratio of income from operations, as
 defined, to fixed charges                     1.36       1.00             1.18       1.13       1.30          1.54        1.65
                                            =======    =======          =======    =======     ======       =======     =======


Ratio of net income, as defined,
 to fixed charges                              1.36       1.00             1.18       1.82       1.30          1.80        1.95
                                            =======    =======          =======    =======     ======       =======     =======


Ratio of net income from operations
 as defined, to fixed charges and
 preferred dividend                            1.12       1.00             1.14       1.82       1.30          1.80        1.95
                                            =======    =======          =======    =======     ======       =======     =======


------------------

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.